Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS ACHIEVES RECORD REVENUE OF $32.2 MILLION IN SECOND QUARTER, 7% GROWTH OVER PRIOR YEAR

COLORADO SPRINGS, Colo. (July 28, 2011) - Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the quarter and six months ended June 30, 2011. Highlights of the quarter and more recently include:

•	Record revenue of $32.2 million, representing 7% growth over prior year second quarter

•	Lead Management revenue increased 15% compared with prior year second quarter

•	Vascular Intervention revenue continued turnaround with second consecutive quarter of sequential revenue growth, up 8% over first quarter 2011 levels

•	International revenue grew 42% over prior year second quarter

•	Net income of $584,000, or $0.02 per diluted share, a significant improvement compared with prior year second quarter net income of $91,000, or $0.00 per diluted share

•	Enrollment of first patient in EXCITE trial for treatment of in-stent restenosis

•	Scott Drake named as President and Chief Executive Officer, effective August 10, 2011

"The second quarter results reflect continued progress on our key growth initiatives. The second consecutive quarter of sequential growth in our Vascular Intervention business, and the 15% growth in our Lead Management business demonstrate the growing demand for our portfolio of products," said Jason D. Hein, Senior Vice President of Sales, Marketing and Business Development. "Laser placements of 29 laser systems remain strong, and our recently introduced advanced simulator for peripheral atherectomy continues to be very well received."

Shar Matin, Senior Vice President, Operations, Product Development, and International, added, “Our International business continued its strong growth with a 42% increase over last year, driven by broad-based growth in both Vascular Intervention and Lead Management product sales in Europe and Lead Management product sales in Japan. In the United States, we are pleased to have initiated enrollment in the EXCITE trial for in-stent restenosis and are focused on having nearly all of the 30 clinical sites initiated by the end of this year.”

Revenue for the second quarter of 2011 was $32.2 million, an increase of 7% compared with revenue of $30.0 million for the second quarter of 2010. Net income for the second quarter of 2011 was $584,000, or $0.02 per diluted share, compared with net income of $91,000, or $0.00 per diluted share, in the second quarter of 2010. The non-GAAP adjusted net income for the second quarter of 2010 was

$31,000, or $0.00 per diluted share. There were no non-GAAP adjustments during the second quarter of 2011. Please refer to “Reconciliation of Non-GAAP Financial Measures” later in this release.

Second Quarter 2011 Revenue Review

Lead Management revenue increased 15% to $11.5 million, laser system revenue increased 48% to $2.3 million, and service and other revenue increased 9% to $2.5 million, all compared with the second quarter of 2010. Vascular Intervention sales declined 1% to $15.8 million, including three product lines: atherectomy (peripheral and coronary), which decreased 2%, crossing solutions, which decreased 2%, and thrombectomy, which increased 1%, all compared with the second quarter of 2010. However, Vascular Intervention revenue continued its turnaround from its lows in the fourth quarter of 2010, increasing sequentially by $1.2 million, or 8%, as compared with the first quarter of 2011, primarily due to improving atherectomy revenue.

On a geographic basis, revenue in the United States was $26.5 million in the second quarter of 2011, an increase of 2% from the prior year second quarter. International revenue was $5.7 million, an increase of 42% (31% on a constant currency basis) from the second quarter of 2010.

Year-to-Date Financial Results

Revenue for the first half of 2011 rose 6% to $62.6 million, from $59.0 million for the first half of 2010.

Year-to-date 2011 Lead Management revenue was up 14% to $22.8 million, laser system revenue increased 47% to $4.3 million, and service and other revenue increased 10% to $5.1 million, all compared with the first six months in 2010. Vascular Intervention revenue in the first half of 2011 declined 3% to $30.5 million, compared with the first six months of 2010, but continued its turnaround, marked by two consecutive quarters of sequential improvement since the fourth quarter of 2010.

On a geographic basis, revenue in the United States was $52.0 million during the six months ended June 30, 2011, an increase of 2% from the comparable period last year. International revenue totaled $10.6 million, an increase of 29% (24% on a constant currency basis) from the first six months of 2010.

Net income for the first half of 2011 was $430,000, or $0.01 per diluted share, compared with a net loss of $867,000, or $0.03 per share, in the first half of 2010. The Non-GAAP adjusted net loss for the first half of 2010 was $574,000. There were no non-GAAP adjustments for the first half of 2011. Please refer to “Reconciliation of Non-GAAP Financial Measures” later in this release.

Cash, cash equivalents and investment securities totaled $35.7 million at June 30, 2011, compared with $33.7 million at December 31, 2010 and $33.5 million at March 31, 2011.

2011 Outlook

The Company maintained its previously provided outlook, as described below.

The Company's primary focus in 2011 is to improve the revenue growth rate while establishing profitability. Revenue is anticipated to be within the range of $122.5 million to $126.5 million, which represents an increase over 2010 revenue of 4% to 7%.

Gross margin is expected to be approximately the same as 2010 levels of 71%, but important initiatives designed to improve manufacturing efficiencies in 2012 and beyond will be implemented this year.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 81924005. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in over 40 countries and are used to treat arterial blockages in the heart and legs as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include greater than anticipated indemnification obligations or other adverse results in connection with any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company's strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company's relocation and consolidation of its manufacturing operations, unexpected delays or costs associated with any planned improvements to the Company's manufacturing processes, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company's previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company's use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company's financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$32,214	$30,025	$62,636	$59,035
Cost of products sold	9,313	8,540	18,240	16,907
Gross profit	22,901	21,485	44,396	42,128
Gross margin %	71%	72%	71%	71%
Operating expenses:
Selling, general and administrative	17,624	17,851	34,991	35,473
Research, development and other technology	4,681	3,608	8,934	7,307
Federal investigation legal and other costs	—	(60)	—	293
Total operating expenses	22,305	21,399	43,925	43,073
Operating income (loss)	596	86	471	(945)
Other income, net	67	38	117	145
Income (loss) before taxes	663	124	588	(800)
Income tax expense	(79)	(33)	(158)	(67)
Net income (loss)	$584	$91	$430	$(867)

Income (loss) per common and common equivalent share:
Basic	$0.02	$0.00	$0.01	$(0.03)
Diluted	0.02	0.00	0.01	(0.03)
Weighted average shares outstanding:
Basic	33,323	33,088	33,281	33,080
Diluted	34,327	34,257	34,186	33,080

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investment securities	$35,655	$33,662
Accounts receivable, net	18,159	15,664
Inventories	6,984	8,054
Deferred tax asset, current, net	83	163
Other current assets	1,957	1,568
Total current assets	62,838	59,111
Property, plant and equipment, net	28,783	28,669
Goodwill	5,569	5,569
Other assets	209	346
Total assets	$97,399	$93,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,091	$18,599
Non-current liabilities	590	598
Stockholders’ equity	76,718	74,498
Total liabilities and stockholders’ equity	$97,399	$93,695

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2010			2011
(000's, except laser sales and installed base amounts)	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr

Disposable products revenue:
Vascular Intervention revenue	$16,088	$14,569	$14,063	$14,679	$15,848
Lead Management revenue	10,029	10,617	10,597	11,282	11,505
Total disposable products revenue	26,117	25,186	24,660	25,961	27,353

Service and other revenue	2,339	2,325	2,452	2,520	2,544

Laser revenue:
Equipment sales	313	799	825	617	1,024
Rental fees	1,256	1,267	1,368	1,324	1,293
Total laser revenue	1,569	2,066	2,193	1,941	2,317

Total revenue	30,025	29,577	29,305	30,422	32,214

Non-GAAP adjusted net income (loss) excluding special items (1)	31	1,531	1,437	N/A	N/A
Net income (loss)	91	(12,709)	513	(154)	584

Cash flow generated by operating activities	2,048	2,995	3,556	142	3,212
Total cash and current investment securities	21,894	26,427	33,662	33,493	35,655

Laser sales summary:
Laser sales from inventory	1	6	4	3	6
Laser sales from evaluation/rental units	1	—	2	3	2
Total laser sales	2	6	6	6	8

(1) Non-GAAP adjusted net income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table. There were no special items reported in the first or second quarters of 2011.

Worldwide Installed Base Summary:
Laser sales from inventory	1	6	4	3	6
Rental placements	10	13	10	30	20
Evaluation placements	5	5	2	8	3
Laser placements during quarter	16	24	16	41	29
Buy-backs/returns during quarter	(11)	(6)	(8)	(21)	(16)
Net laser placements during quarter	5	18	8	20	13
Total lasers placed at end of quarter	916	934	942	962	975

Reconciliation of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Net Income (Loss) per Share to Non-GAAP Adjusted Net Income (Loss) per Share (000’s, except per share data) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
	Net income	Per diluted share (1)	Net income	Per diluted share (1)	Net income	Per diluted share (1)	Net loss	Per diluted share (1)
Net income (loss), as reported	$584	$0.02	$91	$0.00	$430	$0.01	$(867)	$(0.03)
Federal investigation legal and other costs (2)			(60)	(0.00)			293	0.01
Non-GAAP adjusted net income (loss)			$31	$0.00			$(574)	$(0.02)

__________________

1)
Per diluted share is calculated for the special items based on the fully diluted weighted average shares outstanding for all periods. The fully diluted weighted average shares were 34,326,654 and 34,257,381 for the three months ended June 30, 2011 and 2010, respectively, and 34,185,981 and 33,079,592 for the six months ended June 30, 2011 and 2010, respectively.

2)
In the six months ended June 30, 2010, the Company recorded $0.3 million of legal costs related to a federal investigation that has since been resolved. In the second quarter of 2010, the Company recorded a credit of $60,000 of legal costs related to this matter, due to an insurance payment of approximately $0.2 million which reimbursed certain costs related to the federal investigation previously expensed, due to uncertainties regarding the insurance coverage at the time of payment. The Company did not incur any federal income tax expense or benefit; accordingly, there is no tax effect associated with these costs.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (000’s, except percentages) (unaudited)
	Three Months Ended
	June 30, 2011			June 30, 2010	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$26,486	$—	$26,486	$25,987	2%	2%
International	5,728	(429)	5,299	4,038	42	31
Total revenue	$32,214	$(429)	$31,785	30,025	7%	6%

	Six Months Ended
	June 30, 2011			June 30, 2010	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$52,047	$—	$52,047	$50,838	2%	2%
International	10,589	(412)	10,177	8,197	29	24
Total revenue	$62,636	$(412)	$62,224	$59,035	6%	5%

Spectranetics uses the non-GAAP financial measures described in this release as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business.

The impact of foreign exchange rates is highly variable and difficult to predict. The foreign exchange impact is the impact from foreign exchange rates on current period sales compared to prior period sales using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of its ongoing operations, management believes that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from the Company’s revenue.

The Company’s management uses the non-GAAP financial measures to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.

Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:

•
Items such as the federal investigation legal and other costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per share.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.

Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.

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